Exhibit 99.1

                            News

For Immediate Release

CNO Financial Group Announces Additional $500 Million to Securities Repurchase Authorization and Increase of Quarterly Dividend to $0.15

CARMEL, Ind., May 5, 2023 – CNO Financial Group, Inc. (NYSE: CNO) announced today that its Board of Directors has approved an additional $500 million to repurchase the company's outstanding common stock. As of March 31, 2023, CNO had approximately $172 million of remaining repurchase capacity under its share repurchase program. The repurchase program is intended to be implemented through purchases made from time to time in the open market, through private transactions or by a tender offer, in accordance with Securities and Exchange Commission requirements. The amount and timing of the repurchases (if any) will be based on business and market conditions and other factors.

The company also announced today that its Board of Directors has approved a $0.01 per share increase in its quarterly dividend, its eleventh consecutive annual increase. The Board declared a quarterly cash dividend of $0.15 per share on the company’s common shares. The dividend will be payable June 23, 2023, to shareholders of record at the close of business on June 9, 2023.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $34 billion in total assets. Our 3,400 associates, 4,300 exclusive agents and 4,000 independent partner agents guide individuals, families and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

For further information:

CNO News Media
Valerie Dolenga
Valerie.Dolenga@CNOinc.com

CNO Investor Relations
Adam Auvil
Adam.Auvil@CNOinc.com
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